Exhibit 3.1

RESTATED CERTIFICATE OF FORMATION

TXU CORP.

ARTICLE I.

The name of the corporation is TXU Corp. (the “Corporation”).

ARTICLE II.

The Corporation is a for-profit corporation.

ARTICLE III.

The purposes for which the Corporation is formed are all lawful purposes for which for-profit corporations may be formed under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV.

The street address of the registered office of the Corporation is 350 North St. Paul Street, Dallas, Texas 75201, and the name of its registered agent at such address is CT Corporation System.

ARTICLE V.

The affairs of the Corporation shall be managed by a board of directors, who shall be chosen by ballot at the annual meeting of the shareholders, or any meeting of shareholders held in place thereof, and shall serve until their successors are elected unless removed as herein provided for.

Vacancies in the board of directors may be filled by a majority of the remaining directors, even if the majority of directors constitutes less than a quorum of the board of directors. Any director elected to fill such a vacancy shall hold office for the remainder of the full term of the director whose departure from the board of directors created the vacancy and until such newly elected director’s successor shall have been duly elected and qualified. The board of directors shall not fill more than two vacancies resulting from any increase in the number of directors during the period between two successive annual meetings of shareholders.

The shareholders of the Corporation may remove a director or the entire board of directors of the Corporation, with or without cause, at a meeting called for that purpose, by a vote of the holders of the majority of the shares entitled to vote at an election of the director or directors. If less than the entire board is to be removed, a director may not be removed if the votes cast against the removal would be sufficient to elect the director if cumulatively voted at an election of the entire board of directors.

The number of directors presently constituting the board of directors of the Corporation is ten and the names and addresses of the persons now serving as directors are as follows:

Name	Address

E. Gail de Planque	1601 Bryan Street, Dallas, Texas 75201

Leldon E. Echols	1601 Bryan Street, Dallas, Texas 75201

Kerney Laday	1601 Bryan Street, Dallas, Texas 75201

Jack E. Little	1601 Bryan Street, Dallas, Texas 75201

Gerardo I. Lopez	1601 Bryan Street, Dallas, Texas 75201

J.E. Oesterreicher	1601 Bryan Street, Dallas, Texas 75201

Michael W. Ranger	1601 Bryan Street, Dallas, Texas 75201

Leonard H. Roberts	1601 Bryan Street, Dallas, Texas 75201

Glenn F. Tilton	1601 Bryan Street, Dallas, Texas 75201

C. John Wilder	1601 Bryan Street, Dallas, Texas 75201

ARTICLE VI.

The total number of shares that may be issued by the Corporation is one billion fifty million (1,050,000,000) shares, of which fifty million (50,000,000) shares are classified as serial preference stock having the par value of $0.01 per share (“Preferred Stock”), and one billion (1,000,000,000) shares are classified as common stock without par value (“Common Stock”).

The descriptions of the different classes of stock of the Corporation and the designations, preferences, limitations and relative rights, including voting rights, of said classes of stock are as follows:

Division A — Preferred Stock

The shares of Preferred Stock may be divided into and issued in one or more series, the relative powers, preferences and rights of which series may vary in any and all respects. The board of directors or a duly appointed committee of the board of directors is expressly vested with the authority to fix, by resolution or resolutions providing for the issuance of any shares of each particular series of Preferred Stock and incorporate in a statement of resolutions filed with the Secretary of State of the State of Texas, the designations, preferences, limitations and relative rights of the shares of each series of Preferred Stock, to the extent not provided for in this certificate of formation, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the board of directors or a duly appointed committee of the board of directors may not decrease the number of shares within a series of Preferred Stock below the number of shares within such series that is then issued. The authority of the board of directors and any duly appointed committee thereof with respect to fixing the designations, preferences, limitations and relative rights of each such series of Preferred Stock shall include, but not be limited to, determination of the following:

(1) the distinctive designation and number of shares of that series;

(2) the rate of dividends, if any, (or the method of calculation thereof) payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the Corporation;

(3) the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances;

(4) whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

(5) the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation or winding up and termination of the Corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the Corporation;

(6) the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

(7) whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(8) the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors or otherwise;

(9) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, winding up and termination;

(10) any other repurchase obligations of the Corporation, subject to any limitations of applicable law; and

(11) any other designations, preferences, limitations or relative rights of shares of that series.

Any of the designations, preferences, limitations or relative rights of any series of Preferred Stock may be dependent on facts ascertainable outside this certificate of formation, or outside the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the board of directors or a duly appointed committee thereof pursuant to authority expressly vested in it by this certificate of formation. Except as the TBOC or this certificate of formation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or any class of capital stock of the Corporation.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time in the resolution or resolutions adopted pursuant to the authority granted in this Division A of this Article VI, and the consent, by class or series vote or otherwise, of holders of Preferred Stock of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the resolution or resolutions adopted with respect to any series of Preferred Stock may provide that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock. Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided in the relative powers, preferences and rights of such series.

Division B — Common Stock

1. Dividends. Dividends may be paid on the Common Stock, as the board of directors or a duly appointed committee of the board of directors shall from time to time determine, out of any assets of the Corporation available for such dividends, subject to the rights of all outstanding shares of capital stock ranking senior to the Common Stock in respect of dividends.

2. Distribution of Assets. In the event of any liquidation, winding up or termination of the Corporation, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of its Common Stock, after there shall have been paid to or set aside for the holders of capital stock ranking senior to the Common Stock in respect of rights upon liquidation, winding up and termination the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its shareholders.

3. Voting Rights. Subject to the voting rights expressly conferred under prescribed conditions upon the stock ranking senior to the Common Stock, the holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes.

ARTICLE VII.

The holders of a majority of the aggregate number of shares of the outstanding stock of the Corporation, entitled to vote upon any matter to be acted upon, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of shareholders, but less than a quorum shall have power to adjourn. At all meetings of the shareholders, each shareholder entitled to vote shall be entitled to one vote for each share of stock held by him and recorded in his name on the record date for such meeting, and may vote and otherwise act either in person or by proxy, except that in all elections for directors every shareholder entitled to vote shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principle among as many candidates as he shall think fit. Any shareholder who intends to cumulate his votes shall give written notice of such intention to the secretary of the Corporation on or before the day preceding the election at which such shareholder intends to cumulate his votes. Unless otherwise provided by the TBOC or by the certificate of formation of the Corporation, when a quorum is present at any meeting, a majority of the stock represented thereat shall decide any question before such meeting.

ARTICLE VIII.

No shareholder shall have any preemptive right to acquire any proportional amounts of the Corporation’s unissued or treasury shares on the decision of the board of directors to issue such shares.

ARTICLE IX.

1. Right to Indemnification. Subject to the limitations and conditions as provided in this Article IX, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such person in connection with such proceeding, and indemnification under this Article IX shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Article IX shall be deemed contract rights, and no amendment, modification or repeal of this Article IX shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article IX could involve indemnification for negligence or under theories of strict liability.

2. Limitation on Indemnification. Subject to applicable law, notwithstanding any language in this Article IX to the contrary, in no event shall any person be entitled to indemnification pursuant to this Article IX if it is established or admitted:

(a) in a final judgment of a court of competent jurisdiction; or

(b) by such person in any affidavit, sworn statement, plea arrangement or other cooperation with any government or regulatory authority that:

(i) the person’s acts or omissions that would otherwise be subject to indemnification under this Article IX were committed in bad faith or were the result of active and deliberate dishonesty; or

(ii) such person personally gained a profit to which he or she was not legally entitled with an action or omission that would otherwise be subject to indemnification pursuant to this Article IX.

3. Advancement of Expenses. The right to indemnification conferred in this Article IX shall include the right to be paid or reimbursed by the Corporation the reasonable expenses incurred by a person of the type entitled to be indemnified above who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of a written affirmation by such indemnified person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article IX and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article IX or if such indemnification is prohibited by applicable law.

4. Indemnification of Employees and Agents. The Corporation, by adoption of a resolution by the board of directors or a duly appointed committee of the board of directors, may indemnify and advance expenses to an employee or agent of the Corporation to the same extent and subject to the same conditions under which it may indemnify and advance expenses to directors and officers under this Article IX; and, the Corporation, by adoption of a resolution by the board of directors or a duly appointed committee of the board of directors, may indemnify and advance expenses to persons who are not or were not directors, officers, employees or agents of the Corporation but who are or were serving at the request of the Corporation as a director, officer, manager, member, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a person to the same extent that it may indemnify and advance expenses to directors and officers under this Article IX.

5. Appearance as a Witness. Notwithstanding any other provision of this Article IX, the Corporation may pay or reimburse expenses incurred by a director, officer, employee, agent or other person in connection with his or her appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

6. Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article IX shall not be exclusive of any other right which a director or officer or other person indemnified pursuant to this Article IX may have or hereafter acquire under any law (common or statutory), provision of this certificate of formation or the bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

7. Insurance. The Corporation may purchase, procure, establish and maintain, at its expense, insurance or another arrangement to indemnify or hold harmless, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, member, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article IX.

8. Shareholder Notification. To the extent required by law, any indemnification of or advance of expenses to a director in accordance with this Article IX shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders’ meeting or with or before the next submission to shareholders of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

9. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director, officer or any other person indemnified pursuant to this Article IX as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

For purposes of this Article IX, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, limited liability company, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer, manager, member or employee of the Corporation which imposes duties on, or involves services by, such director, officer, manager, member or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

ARTICLE X.

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for:

(a) a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of the law;

(c) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI.

The bylaws of the Corporation may be altered, changed or amended as provided by statute, or at any meeting of the board of directors by affirmative vote of a majority of all of the directors, if notice of the proposed change has been delivered or mailed to the directors at least ten days before the meeting.